Yield10 Bioscience Announces Third Quarter 2021 Financial Results
Management will Host a Conference Call Today at 4:30 p.m. (ET) to Review
Financial Results and Provide a Corporate Update
WOBURN, Mass. - November 10, 2021 - Yield10 Bioscience, Inc. (Nasdaq:YTEN), an agricultural bioscience company, today reported financial and operational results for the three and nine months ended September 30, 2021.

"During the third quarter we continued to execute against our strategic objectives for 2021," said Oliver Peoples, Ph.D., Chief Executive Officer of Yield10 Bioscience. "We completed the harvest of Camelina in our 2021 spring field tests and seed scale up activities. We are pleased to report that following our successful scale up of our two prototype PHA bioplastic Camelina lines, we confirmed levels of PHA bioplastic in seed consistent with results obtained in field tests last year. We plan to move ahead with further scale up in 2022. The development of commercial lines with higher PHA bioplastic seed content is ongoing, and we are progressing outreach to partner prospects in the plastics sector. Our observations across our broader field test program suggest that our Camelina varieties displayed good heat tolerance in a season in North America that was very challenging for many commercial crops. This provides us with confidence that we will be able to report our overall findings when analysis of seed and oil samples are complete, which is anticipated in first quarter 2022. We will use this data set to finalize the plans for our 2022 spring field test and seed scale up program.

"We have obtained partial results to date from our field tests of E3902, a CRISPR edited Camelina line, and they are consistent with prior testing of this line. As a result, we will soon begin contra season seed scale up of E3902 to enable the production of additional seed inventory.

“Our elite winter Camelina varieties have the potential to provide a source of oil for biodiesel production, a rapidly growing market in the U.S. and Canada. Winter Camelina may have important advantages in use as a rotation crop in geographies which are more challenging for other oilseed crops or as a relay crop with soybean or corn. In both cases processing the winter Camelina seed would allow expansion of feedstock oil production to meet growing demand for low carbon biofuels while increasing protein production for feed. Our winter varieties performed well in the 2020-2021 winter planting therefore we are moving forward with the planting of our 2021-2022 winter field test and seed scale up program in the U.S. and Canada. As part of this program, we will be conducting field tests in various southern locations in the U.S. to characterize the range of geography possible for achieving target yields in our Camelina varieties.

“Our team is also making excellent progress deploying herbicide tolerance traits into our elite Camelina varieties and obtaining the data necessary to develop the regulatory strategy and timelines for producing omega-3 (DHA+EPA).

“We remain focused on identifying opportunities for expanded collaboration on the GRAIN platform and trait licenses, as well as for Camelina seed products including feedstock oil for biodiesel, omega-3 (DHA+EPA) oil and for PHA bioplastics. During the third quarter, we worked with Forage Genetics to extend their research license to traits for testing in forage sorghum. A top priority for our team is to secure revenue generating collaborations and non-dilutive funding as we continue to demonstrate the significant potential of Camelina as a new crop,” said Peoples.

COVID-19 Impact on Operations. The Company has implemented business continuity plans to address the COVID-19 pandemic and minimize disruptions to ongoing operations. To date, despite the pandemic, we have been able to move forward with the operational steps required to execute our 2021 field trials in Canada and the United States. However, it is possible that any potential future closures of our research facilities, should they continue for an extended time, or delays in receiving supplies and materials needed to conduct our field trials and research could adversely impact our anticipated time frames for evaluating and/or reporting data from our field trials and other work we plan to accomplish during 2021 and beyond.

THIRD QUARTER 2021 FINANCIAL OVERVIEW
Cash Position
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
Yield10 ended the third quarter of 2021 with $18.5 million in unrestricted cash and investments; a net decrease of $2.1 million from unrestricted cash and investments of $20.6 million reported as of June 30, 2021. Net cash used by operating activities during the third quarter of 2021 was $2.0 million compared to $2.1 million used in the third quarter of 2020. The Company is revising its previous estimate of net cash usage for the full year 2021 to a lower range of $10.0 - $10.5 million.

The Company's present capital resources are expected to fund its planned operations into the second quarter of 2023. Yield10's ability to continue operations after its current cash resources are exhausted is dependent on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, receipt of additional government research grants, as well as licensing or other collaborative arrangements.
Operating Results
Grant revenues for the third quarters of 2021 and 2020 were $0.1 million and $0.2 million, respectively, and were derived from the Company's Department of Energy sub-award with Michigan State University. Research and development expenses increased by $0.3 million from $1.3 million during the third quarter of 2020 to $1.6 million in the third quarter of 2021. This increase was primarily the result of higher employee compensation costs, including higher stock-based compensation expense, the Company's expanded 2021 crop field trials and related work at sites in the U.S., Canada and Argentina, and from greater use of research services provided by third parties. General and administrative expenses increased by $0.4 million from $1.1 million during the third quarter of 2020 to $1.5 million during the third quarter of 2021. This increase was primarily due to higher employee compensation and benefit expenses, including stock-based compensation expenses, and the greater use of consultants and other third parties to assist with early stage business development activities for the Company's Camelina plant varieties.
Yield10 reported a loss from operations of $3.1 million for the third quarter ended September 30, 2021, compared to a loss from operations of $2.2 million for the same quarter of 2020. The Company also reported a net loss after income taxes of $2.4 million, or $0.49 per share, for the three months ended September 30, 2021, in comparison to a net loss after income taxes of $2.2 million, or $0.87 per share, for the three months ended September 30, 2020. During the third quarter of 2021, Yield10 recognized a $0.7 million gain in other income (expense) from its 2002 investment in Tepha, Inc. ("Tepha"), a related party, as a result of Tepha's acquisition by Becton Dickinson in July 2021.
For the nine months ended September 30, 2021, the Company reported a loss from operations of $8.7 million in comparison to a loss from operations of $7.0 million during the same period of 2020. Net loss after taxes was $8.1 million and $7.6 million during the nine months ended September 30, 2021 and 2020, respectively. Year to date grant revenue earned through September 30, 2021 and September 30, 2020 was $0.5 million and $0.6 million, respectively. Research and development and general and administrative expenses were both $4.6 million during the nine months ended September 30, 2021. In comparison, research and development and general and administrative expenses were $3.9 million and $3.7 million for the nine months ended September 30, 2020. During the nine months ended September 30, 2021, Yield10 recognized the $0.7 million gain from its Tepha investment, as previously mentioned. During the first nine months of 2020, Yield10 reported a loss of $1.0 million within other income (expense) as a result of a change in the fair value of its warrant liability. The Company also reported $0.3 million of income from its forgiven PPP loan during this nine-month period.
Conference Call Information
Yield10 Bioscience management will host a conference call at 4:30 p.m. (ET) today to discuss the third quarter 2021 results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations events section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13724014. The replay will be available until November 24, 2021. In addition, the webcast will be archived on the Company's website in the investor relations events section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company that is using its differentiated trait gene discovery platform, the “Trait Factory”, to develop improved Camelina varieties for the production of proprietary seed products, and to discover high value genetic traits for the agriculture and food industries. Our goals are to efficiently establish a high value seed products business based on developing superior varieties of Camelina for the production of feedstock oils, nutritional oils, and PHA bioplastics, and to license our yield traits to major seed companies for commercialization in major row crops, including corn, soybean and canola. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com, or follow the Company on Twitter, Facebook and LinkedIn. (YTEN-E)

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, expectations related to research and development activities, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the outcomes of 2021 spring and 2021-2022 winter field tests and seed scale-up activities, the signing of research licenses and collaborations, including whether the objectives of those collaborations will be met, whether the Company will be able to generate proof points for traits in development and advance business discussions around its Camelina business plan, the potential impact on operations of the COVID-19 pandemic, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Grant revenue	$92	$204	$462	$604
Total revenue	92	204	462	604

Expenses:
Research and development	1,636	1,300	4,603	3,939
General and administrative	1,547	1,098	4,583	3,664
Total expenses	3,183	2,398	9,186	7,603
Loss from operations	(3,091)	(2,194)	(8,724)	(6,999)

Other income (expense):
Change in fair value of warrants	—	—	—	(957)
Loan forgiveness income	—	—	—	333
Gain on investment in related party	700	—	700	—
Other income (expense), net	(1)	37	(2)	85
Total other income (expense)	699	37	698	(539)
Net loss from operations before income taxes	(2,392)	(2,157)	(8,026)	(7,538)
Income tax provision	(6)	(11)	(25)	(26)
Net loss	$(2,398)	$(2,168)	$(8,051)	$(7,564)

Basic and diluted net loss per share	$(0.49)	$(0.87)	$(1.72)	$(3.69)

Number of shares used in per share calculations:
Basic and diluted	4,873,248	2,492,274	4,681,292	2,050,726

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$14,618	$3,423
Short-term investments	3,904	6,279
Accounts receivable	24	86
Unbilled receivables	46	27
Prepaid expenses and other current assets	462	527
Total current assets	19,054	10,342
Restricted cash	264	264
Property and equipment, net	903	921
Right-of-use assets	2,447	2,712
Other assets	278	283
Total assets	$22,946	$14,522

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$45	$60
Accrued expenses	1,122	1,297
Current portion of lease liabilities	499	457
Total current liabilities	1,666	1,814
Lease liabilities, net of current portion	2,783	3,163
Other long-term liabilities	9	13
Total liabilities	4,458	4,990
Commitments and contingencies
Stockholders’ Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at September 30, 2021 and December 31, 2020; 4,877,987 and 3,334,048 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	49	33
Additional paid-in capital	401,760	384,758
Accumulated other comprehensive loss	(170)	(159)
Accumulated deficit	(383,151)	(375,100)
Total stockholders’ equity	18,488	9,532
Total liabilities and stockholders’ equity	$22,946	$14,522

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(8,051)	$(7,564)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	165	137
Change in fair value of warrants	—	957
Loan forgiveness income	—	(333)
Loss on disposal of fixed assets	—	206
Charge for 401(k) company common stock match	100	95
Stock-based compensation	1,175	506
Non-cash lease expense	265	345
Deferred income tax provision	24	33
Changes in operating assets and liabilities:
Accounts receivable	62	(76)
Unbilled receivables	(19)	(36)
Prepaid expenses and other assets	60	92
Accounts payable	(15)	(228)
Accrued expenses	(192)	(324)
Lease liabilities	(338)	(495)
Other liabilities	(4)	15
Net cash used for operating activities	(6,768)	(6,670)

Cash flows from investing activities
Purchase of property and equipment	(147)	(42)
Proceeds from sale of property and equipment	—	10
Purchase of investments	(3,874)	(6,290)
Proceeds from the maturity of short-term investments	6,250	3,197
Net cash provided by (used by) investing activities	2,229	(3,125)

Cash flows from financing activities
Proceeds from warrants exercised	3,856	1,658
Proceeds from PPP loan	—	333
Proceeds from public offering, net of issuance costs	11,993	5,367
Taxes paid on employees' behalf related to vesting of stock awards	(103)	(17)
Net cash provided by financing activities	15,746	7,341

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(46)

Net increase (decrease) in cash, cash equivalents and restricted cash	11,195	(2,500)
Cash, cash equivalents and restricted cash at beginning of period	3,687	5,749
Cash, cash equivalents and restricted cash at end of period	$14,882	$3,249

Supplemental disclosure of non-cash information:
Offering costs remaining in accrued expenses	$—	$63